ROHM AND HAAS JOINS RANKS OF THE WORLD'S LARGEST
                         SPECIALITY CHEMICAL COMPANIES


                            Sales of $6.5 billion;
            Products improve quality of life in many everyday uses


Philadelphia, PA, June 21, 1999 -- Rohm and Haas (NYSE:ROH) shareholders have approved proposals which will create a $6.5 billion specialty chemical company later today after appropriate legal filings are made to complete the acquisition of Morton International, a Chicago-based manufacturer of specialty chemicals and salt.

"This is a remarkable day for Rohm and Haas," said Chairman and CEO J. Lawrence Wilson at the company's annual meeting of shareholders in Philadelphia. "By the end of this day, Rohm and Haas will have a market capitalization, revenues and level of profitability that place us among the world's top three specialty chemical companies."

Rohm and Haas announced its intention to acquire Morton International on February 1st of this year for a combination of cash and stock totaling $4.9 billion.

Morton's specialty chemical products are found in food packaging, computer circuit boards, car finishes and furniture coatings, among other things. Its Morton Salt Umbrella Girl and "When it rains, it pours" (Registered Trademark) slogan are household symbols in the United States, as is the Morton Windsor Salt name in Canada and the La Baleine brand name in France. Morton International reported $2.5 billion in worldwide revenue in fiscal year 1998.

Rohm and Haas shareholders approved an increase in the number of common shares from 200 to 400 million, and to use a portion of those shares for the acquisition. In Chicago this morning, Morton shareholders also voted to approve the acquisition.

Once appropriate legal papers are filed in the state of Delaware and Indiana, Rohm and Haas will give $24.55 in cash and .368776 of a share of its common stock for each Morton common share.

President J. Michael Fitzpatrick re-iterated the new Rohm and Haas's intention to grow faster and become even more efficient than either of the previously existing independent firms. "As separate companies, Rohm and Haas and Morton had the capability to increase sales revenue at above GDP rates - in the 4 to 5 percent range. As a combined company, you can expect us to report sales growth in the 6 to 8 percent range, beginning in 2001, as long as economic conditions remain stable."

Fitzpatrick also committed the company to a $300 million reduction in operating costs by the end of next year. He said the bulk of the savings would come from infrastructure adjustments, more efficient raw material and packaging purchases, and improvements in the company's manufacturing network.

Vice Chairman Rajiv L. Gupta, assured shareholders that the new company is well positioned to take advantage of the globalization and specialization trends dominating the industry today.

He pointed out that the combined Rohm and Haas will begin with operations in 25 countries, with good manufacturing, technical services, selling and distribution channels firmly established in all four geographic regions. While more than 80 percent of the company's sales occur today in North America and Europe, Gupta stated, "We have the perfect entree routes to quickly bring the acquired technology and products into Latin American and Asia-Pacific countries."

The quality of the new company's product portfolio is excellent, according to Gupta, with "more than 90 percent performing at or above target levels." However, he said, having a high-performance product portfolio is not enough. "Companies today must focus on specific areas of expertise and then exploit those capabilities everywhere they can."

Gupta told the group that, while all aspects of the company's portfolio remain important to the company's overall success, Rohm and Haas will pay special attention to those segments of the portfolio that have the following "franchise" characteristics:

     Size:  Annual sales of $500 million or more;
     Market position:  Holding first or second place in markets in which they compete;
     Full-range of products and services:  which enable them to become "one-
          stop shops" for customers' needs;
     An emphasis on technology development, and Excellent reputations within the market: so good that they attract and retain the best talent in the field;

Gupta cited five business segments that meet these franchise criteria:

     Coatings: A $1.5 billion segment with the full-range of technology to make paints and coatings for the interior and exterior walls, wood, metals, plastics, and ceramic surfaces of all kinds;
     Adhesives and sealants: A $650 million segment which has been created because of the excellent match between technology offered by Morton and Rohm and Haas;
     Electronic Materials: With $1 billion in sales (including the contribution of the Rodel affiliate), this segment offers a fully

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

          integrated, fully compatible line of products for the semiconductor and printed wiring board industries;
     Plastic Additives:  Which offers a $500 million portfolio of processing aids, impact modifiers, stabilizers and lubricants, and
     Salt: An $800 million business that includes some of the world's best known brand names for grocery salt, including Morton, Windsor, La Baleine and Fleur de Sel de Camargue.

Also at the shareholders meeting, Larry Wilson, who had previously said he would retire before the end of the year, set a retirement date of September 30th. Wilson said, "By that time, the new management team will have been in place for about a year. Mike Fitzpatrick and Raj Gupta [who will succeed Wilson as Chairman of the company] have already proven themselves as outstanding leaders of this group - clearly they are delivering superior results." Gupta paid tribute to Wilson, noting among other things that Rohm and Haas's total return to shareholders has been 460 percent since Wilson became chairman in July 1988 -- far outstripping the average performance of specialty chemical companies during that time.

In other actions at the meeting, Rohm and Haas shareholders approved a new stock plan for the company and amended the company's charter to require that all future stockholder-proposed actions be taken at shareholder meetings. Shareholders also approved the company's 15-member slate of directors which, for the first time in more than a decade, include two members of the Haas Family. David W. Haas and Thomas W. Haas joined the board as representatives of the company's largest shareholder group. Once the Morton acquisition is completed, three Morton directors will join the Rohm and Haas board -- S. Jay Stewart, Chairman and Chief Executive of Morton International (who will become a Vice Chairman of Rohm and Haas); James R. Cantalupo, Vice Chairman of McDonald's Corporation, and Richard L. Keyser, Chairman and CEO of W.W. Grainger, Inc.

This press release contains statements that are forward looking. These statements are based on current expectations and are subject to risks and uncertainties. Actual results may vary.

                                    #  #  #

For further information:
For investors:      Eric Norris, 1-215-592-2664
For media:          Laura Hadden, 1-215-592-3054

Editor's note:  Key Facts about the new Rohm and Haas Company:

     Sales revenue:       $6.5 billion
     Sites:               150 manufacturing and research sites in 25 countries
     Employees:           Approximately 23,000

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